Exhibit 99.1

        United Systems Technology, Inc. Announces Results of 2005 Annual Meeting of Shareholders and Consummation of Going Private Transaction


    DALLAS--(BUSINESS WIRE)--Sept. 16, 2005--United Systems Technology, Inc. (OTC:USTI) held its 2005 Annual Meeting of Shareholders at 9:00 a.m., Central Time, on September 14, 2005 at the Company's executive offices, 1850 Crown Road, Suite #1109, Dallas, Texas 75234. The following items were submitted for shareholder vote and approved by the shareholders at such meeting: (1) an amendment to the Company's Amended and Restated Articles of Incorporation to effect a 1-for-10,000 reverse split of the Company's Common Stock followed immediately by a 10,000-for-1 forward split of the Common Stock (the "Reverse/Forward Stock Split"); (2) the election of Thomas E. Gibbs, Randall L. McGee, Earl H. Cohen, and Scott A. Burri to the Company's Board of Directors; and (3) the ratification of the Board of Directors' selection of Hein & Associates LLP as the Company's independent accountants.
    The Reverse/Forward Stock Split became effective upon the filing of Articles of Amendment to the Company's Amended and Restated Articles of Incorporation with the Iowa Secretary of State on September 15, 2005. Shareholders holding less than 10,000 shares of the Common Stock immediately before the reverse stock split (which took effect at 6:00 p.m. CST on September 15, 2005) did not participate in the forward stock split (which took effect at 6:01 p.m. CST on September 15, 2005), but will instead receive cash consideration from the Company in an amount equal to $0.08 per share on a pre-split basis. Shareholders holding 10,000 or more shares of the Common Stock immediately before the reverse stock split did participate in the forward stock split and will continue to hold the same number of shares after the forward stock split and will not receive any cash payment.
    Shareholders who owned less than 10,000 shares of Common Stock, who are cashed out as a result of this transaction, will receive instructions regarding the method of exchanging their old stock certificates for cash. Shareholders need not do anything with their stock certificates until they receive instructions.
    The Reverse/Forward Stock Split had the intended result of reducing the number of shareholders of record of the Company's Common Stock to less than 300, and thereby allowing the Company to effect a going private transaction by voluntarily terminating the registration of its Common Stock under the Securities Exchange Act of 1934. Today, September 16, 2005, the Company filed a Form 15 with the SEC for such voluntary termination of registration. As a result, the Company's periodic reporting requirements with the SEC are suspended and the Company's classification as a public reporting company ceases.
    As a result of going private, the Company will realize, among other benefits, significant cost and management time savings, without disrupting the Company's day-to-day operations. The Company anticipates, as previously disclosed, that the public market for its Common Stock will be substantially reduced or eliminated altogether, meaning that the Company's shareholders will likely no longer have an opportunity to sell their shares of Common Stock in a public market. While such shares may be listed in the Pink Sheets(R), in all likelihood any current public market for the Common Stock will be unavailable. However, as also previously disclosed, in addition to the above described benefits which the Company will realize as a result of going private, the Company intends to pursue a long-term plan for corporate governance and Company operations that will include the following: (1) continuing the role of the Company's independent directors; (2) continuing the current method of calculation of aggregate compensation of the Chief Executive Officer and Chief Financial Officer; (3) continuing to engage a highly reputable independent accounting firm to perform annual audits of the Company's financial statements and to distribute to the Company's shareholders an annual report containing such audited financials statements; and
(4) continuing operations in the same lines of business, with the same levels of overhead, and with the same operational methods, which have proved successful and profitable in the past.

    Forward-looking Statements:

    This Press Release contains forward-looking statements, other than historical facts, which reflect the view of Company's management with respect to future events. Such forward-looking statements are based on assumptions made by and information currently available to the Company's management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, the ability of the Company (i) to generate levels of revenue and adequate cash flows from its operations to support and maintain its current cost structure, and (ii) to develop and deliver products that are competitive, accepted by its markets and are not rendered obsolete by changing technology. The forward-looking statements contained herein reflect the current views of the Company's management with respect to future events and are subject to these factors and other risks, uncertainties and assumptions relating to the operations, results of operations and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

    About the Company:

    The Company develops, markets and supports application software for select vertical markets in both the for profit and not for profit sectors. The software applications operate in IBM midrange, network and single user PC platforms. The Company and its subsidiaries have over 2,100 installations in the U.S. and Canada.



    CONTACT: United Systems Technology, Inc., Dallas
             Randy McGee, 972-402-8600